Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

December 20, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alarming Devices, Inc. of our report dated December 20, 2011, with respect to the balance sheets as of August 31, 2011 and 2010, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended August 31, 2011 and 2010, which appears on Form 10-K/A of Alarming Devices, Inc.

Very truly yours,

/s/PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board